FRP HOLDINGS, INC./NEWS

Contact: John D. Baker III

             Chief Financial Officer                                                                                         904/858-9100

FRP HOLDINGS, INC. (NASDAQ: FRPH) ANNOUNCES RESULTS FOR THE SECOND QUARTER AND SIX MONTHS ENDED JUNE 30, 2022

FRP Holdings, Inc. (NASDAQ-FRPH) Jacksonville, Florida; August 11, 2022 –

Second Quarter Operational Highlights

•	Dock 79 ended the reporting period with average residential occupancy above 95% for the fifth straight quarter
•	7.33% increase on renewals at Dock 79
•	Best second quarter of revenue for mining royalties in segment’s history
•	55.1% increase in Asset Management Revenue versus same period last year
•	16.0% increase in NOI ($6.94 million vs $5.98 million) compared to same period last year

Second Quarter Consolidated Results of Operations

Net income for the second quarter of 2022 was $657,000 or $.07 per share versus $82,000 or $.01 per share in the same period last year. The second quarter of 2022 was impacted by the following items:

•	The quarter includes $152,000 amortization expense compared to $1,868,000 in the same quarter last year of the $4,750,000 fair value of The Maren’s leases-in-place established when we booked this asset as part of the gain on remeasurement upon consolidation of this Joint Venture.
•	Interest expense increased $293,000 compared to the same quarter last year due to capitalizing less interest due to the lower amount of in-house and joint venture projects under development.
•	Equity in loss of Joint Ventures increased $648,000 primarily due to increased depreciation and amortization at our joint ventures due to buildings placed in service.
•	The same quarter last year included $805,000 for an easement and sale of excess land in the Mining Royalty Lands Segment.

Second Quarter Segment Operating Results

Asset Management Segment:

Total revenues in this segment were $912,000, up $324,000 or 55.1%, over the same period last year. Operating profit was $194,000, up $354,000 from an operating loss of $(160,000) in the same quarter last year. Operating profit is up primarily because Cranberry Run is now 100% leased and occupied compared

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to 77.6% leased and 59.7% occupied at the end of the same quarter last year. Revenues are up because of Cranberry Run as well as the addition of our two most recent spec buildings at Hollander Business Park which were under construction during the same period last year.

Mining Royalty Lands Segment:

Total revenues in this segment were $2,883,000 versus $2,634,000 in the same period last year. Total operating profit in this segment was $2,350,000, an increase of $58,000 versus $2,292,000 in the same period last year. This increase is primarily the result of the additional royalties from the acquisition in Astatula, FL which we completed at the beginning of this quarter.

Development Segment:

With respect to ongoing projects:

•	We are the principal capital source of a residential development venture in Prince George’s County, Maryland known as “Amber Ridge.” Of the $18.5 million in committed capital to the project, $16.8 million in principal draws have taken place to date. Through the end of the first half of 2022, 99 of the 187 units have been sold, and we have received $13,040,000 in preferred interest and principal to date.
•	Bryant Street is a mixed-use joint venture between the Company and MRP in Washington, DC consisting of four buildings, The Coda, The Chase 1A, The Chase 1B, and one commercial building 90% leased to an Alamo Draft House movie theater. At quarter end, the Coda was 96.75% leased and 95.45% occupied, The Chase 1B was 85.71% leased and 78.26% occupied, and The Chase 1A was 72.67% leased and 62.79% occupied. In total, at quarter end, Bryant Street’s 487 residential units were 84.6% leased and 78.2% occupied. Its commercial space was 82.5% leased and 69.2% occupied at quarter end.
•	We began construction on our 1800 Half Street joint venture project, now known as The Verge, at the end of August 2020. We expect the building to be complete in the third quarter of 2022. As of the end of the second quarter, the project was 91.34% complete. This is our third mixed use project in the Anacostia waterfront submarket in Washington, DC.
•	Leasing began on Riverside in the third quarter 2021 and the building was 97% leased and 91% occupied at the end of the quarter. .408 Jackson is our second joint venture project in Greenville and is currently under construction. This project is 94.09% complete and we expect to complete construction and begin leasing in fourth quarter of 2022.

Stabilized Joint Venture Segment:

Total revenues in this segment were $5,425,000, an increase of $603,000 versus $4,822,000 in the same period last year. The Maren’s revenue was $2,457,000 and Dock 79 revenues increased $307,000. Total operating profit in this segment was $919,000 an increase of $2,277,000 versus an operating loss of $(1,358,000) in the same period last year. Net Operating Income this quarter for this segment was $3,533,000, up $496,000 or 16.3% compared to the same quarter last year.

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At the end of June, The Maren was 93.93% leased and 96.21% occupied. Average residential occupancy for the quarter was 95.34%, and 65.38% of expiring leases renewed with an average rent increase on renewals of 4.60%. The Maren is a joint venture between the Company and MRP, in which FRP Holdings, Inc. is the majority partner with 70.41% ownership.

Dock 79’s average residential occupancy for the quarter was 96.39%, and at the end of the quarter, Dock 79’s residential units were 94.8% leased and 94.1% occupied. This quarter, 60.78% of expiring leases renewed with an average rent increase on renewals of 7.33%. Dock 79 is a joint venture between the Company and MRP, in which FRP Holdings, Inc. is the majority partner with 66% ownership.

Second quarter distributions from our CS1031 Hickory Creek DST investment were $86,000.

Six Months Operational Highlights

•	34.7% increase in asset management revenue versus first six months of last year
•	Highest six-month total of mining royalties revenue in segment’s history
•	65.52% renewal rate at Dock 79 with 6.41% increase on renewals through first six months
•	24.0% increase in NOI ($12.67 million vs $10.22 million) compared to first six months last year

Six Months Consolidated Results of Operations

Net income attributable to the Company for the first half of 2022 was $1,329,000 or $.14 per share versus $28,455,000 or $3.03 per share in the same period last year. The first half of 2022 was impacted by the following items:

•	The period includes $468,000 amortization expense compared to $1,868,000 in the same period last year of the $4,750,000 fair value of The Maren’s leases-in-place established when we booked this asset as part of the gain on remeasurement upon consolidation of this Joint Venture.
•	The period includes $733,000 gain on sales of excess property at Brooksville while the same quarter last year included $805,000 for a Grandin easement and sale of Brooksville excess land.
•	Interest income decreased $405,000 due to bond maturities and the repayment of the Company’s preferred interest in The Maren upon the building’s refinancing.
•	Equity in loss of Joint Ventures increased $617,000 primarily due to increased depreciation and amortization at our joint ventures due to buildings placed in service.

Net income for the first half of 2021 included a gain of $51.1 million on the remeasurement of investment in The Maren real estate partnership, which is included in Income before income taxes. This gain on remeasurement was mitigated by a $10.1 million provision for taxes and $14.0 attributable to noncontrolling interest.

Six Months Segment Operating Results

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Asset Management Segment:

Total revenues in this segment were $1,751,000, up $451,000 or 34.7%, over the same period last year. Operating profit was $342,000, up $485,000 from an operating loss of $(143,000) in the same period last year.

Mining Royalty Lands Segment:

Total revenues in this segment were $5,308,000 versus $4,949,000 in the same period last year. Total operating profit in this segment was $4,439,000, an increase of $134,000 versus $4,305,000 in the same period last year.

Stabilized Joint Venture Segment:

In March 2021, we reached stabilization on Phase II (The Maren) of the development known as RiverFront on the Anacostia in Washington, D.C. As such, as of March 31, 2021, the Company consolidated the assets (at current fair value based on appraisal), liabilities and operating results of the joint venture. Up through the first quarter of the prior year, accounting for The Maren was reflected in Equity in loss of joint ventures on the Consolidated Statements of Income. Starting April 1, 2021, all the revenue and expenses are accounted for in the same manner as Dock 79 in the stabilized joint venture segment.

Total revenues in this segment were $10,485,000, an increase of $3,154,000 versus $7,331,000 in the same period last year. The Maren’s revenue was $4,866,000 and Dock 79 revenues increased $450,000. Total operating profit in this segment was $1,285,000, an increase of $2,426,000 versus an operating loss of $(1,141,000) in the same period last year. Net Operating Income for this segment was $6,670,000, up $2,099,000 or 45.92% compared to the same period last year. All of these increases over the first six months last year are primarily due to the Maren’s consolidation into this segment in March 31, 2021.

The Maren’s average residential occupancy for the first six months of 2022 was 95.24%, and 63.53% of expiring leases renewed with an average rent increase on renewals of 3.69%. The Maren is a joint venture between the Company and MRP, in which FRP Holdings, Inc. is the majority partner with 70.41% ownership.

Dock 79’s average residential occupancy for the first six months of 2022 was 95.79%. Through the first six months of the year, 65.52% of expiring leases renewed with a 6.41% increase on renewals. Dock 79 is a joint venture between the Company and MRP, in which FRP Holdings, Inc. is the majority partner with 66% ownership.

Distributions from our CS1031 Hickory Creek DST investment were $171,000 for the first six months of the year.

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Impact of the COVID-19 Pandemic.

We have continued operations throughout the pandemic and have made every effort to act in accordance with national, state, and local regulations and guidelines. During 2020, Dock 79 and The Maren most directly suffered the impacts to our business from the pandemic due to our retail tenants being unable to operate at capacity, the lack of attendance at the Washington Nationals baseball park and the rent freeze imposed by the District. In 2021, the Delta and Omicron variants of the virus impacted our businesses, but because of the vaccine and efforts to reopen the economy, while still affected, they were not impacted to the extent that they were in 2020. It is possible that this version of the virus and its succeeding variants may impact our ability to lease retail spaces in Washington, D.C. and Greenville. We expect our business to be affected by the pandemic for as long as government intervention and regulation is required to combat the threat.

Summary and Outlook

Royalty revenue for the quarter was up 9.44% versus the same period last year and revenue for the first six months increased 7.26% versus the same period the year before. This is the highest second-quarter revenue total in this segment’s history, the highest six-month revenue total in the segment’s history, and the first time we have ever eclipsed $5 million in revenue in the first six months (or any six-month period). As mentioned previously, this jump in revenue is primarily the result of the acquisition we completed at the beginning of this quarter of a new mining royalty property in Astatula, FL. The additional royalties along with increased infrastructure spending and pressure on supply should continue to help push price and volumes and drive this segment forward.

This is the first full quarter where we have had the ability raise to rents on renewals at Dock 79 and the Maren. Both properties performed well with 65.38% of expiring leases at the Maren renewing with an average increase of 4.60%, and 60.78% of expiring leases at Dock 79 renewing with an average increase of 7.33%. When we could not renew an existing residential lease and instead signed a new tenant, we saw a year-to-date increase in rent on these “trade-outs” of 11.75% at Dock 79 and 10.58% at The Maren. Dock 79 experienced the effects of the rent freeze to a greater extent than the Maren, so it is not surprising that a return to market rents has had a greater effect on its renewal increases as well as these trade-outs. Increased inflation has also played a part in driving these increases. However, we believe that this also speaks to the demand these assets generate in a competitive market and confirms our “long” position in this submarket with these assets as well as the ones we have in our development pipeline.

Demand for industrial space remains high and Asset Management’s performance this quarter speaks to that. Cranberry Run is 100% leased and occupied for the second straight quarter and as a result achieved first six-month revenues 34.19% higher than last year. Our other two properties (our home office in Maryland and Vulcan’s former Jacksonville office) remain essentially unchanged and fully leased. As to the immediate future of this segment, we anticipate shell completion of our final building at Hollander by

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the end of 2022. This 101,750 square foot warehouse is a build-to-suit with a 10-year lease, which will positively impact revenue, operating profit, and NOI for some time.

Looking back on the first six months, the numbers speak to both organic growth in all our income producing segments as well as the benefit of two full quarters of a stabilized and consolidated Maren. The one major headwind in our income statement is the increase in equity in loss in joint venture. This is both a function of the equity method of accounting and the nature of our multifamily assets prior to stabilization. What one line item encompassing several properties simply cannot tell you, and perhaps where an NOI number is more illustrative, is how we are incrementally growing the value of this Company. Development and lease-up are always going to be expensive and a damper on earnings, and, good, bad, or indifferent, are simply the price you pay for future income and cashflow. We count ourselves extremely fortunate to have a shareholder base that can see the big picture and understands what we are building towards.

We have several meaningful events and milestones heading our way with what remains of the year: the stabilization of both Bryant Street; stabilization and permanent financing for Riverside; completion of construction on and the commencement of leasing for both .408 Jackson in Greenville and The Verge in Washington, DC. We are working diligently to conservatively convert our existing cash into new investments, cautiously optimistic as ever, but ever mindful of our duty to be responsible stewards of your capital.

Conference Call

The Company will host a conference call on Friday, August 12, 2022 at 10:00 a.m. (EDT). Analysts, stockholders and other interested parties may access the teleconference live by calling 1-800-343-4849 (passcode 91003) within the United States. International callers may dial 1-203-518-9848 (passcode 91003). Audio replay will be available until August 26, 2022 by dialing 1-800-943-2127 (passcode 17717) within the United States. International callers may dial 1-402-220-1139 (passcode 17717). An audio replay will also be available on the Company’s investor relations page (https://www.frpdev.com/investor-relations/) following the call.

Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. These include, but are not limited to: the impact of the COVID-19 Pandemic on our operations and financial results; the possibility that we may be unable to find appropriate investment opportunities; levels of construction activity in the markets served by our mining properties; demand for flexible warehouse/office facilities in the Baltimore-Washington-Northern Virginia area; demand for apartments in Washington D.C., Richmond, Virginia, and Greenville, South Carolina; our ability to obtain zoning and entitlements necessary for property development; the impact of lending and capital market conditions on our liquidity; our ability to finance projects or repay our debt; general real estate investment and development risks; vacancies in our properties; risks associated with developing and managing properties in partnership with others; competition; our ability to renew leases or re-lease spaces as leases expire; illiquidity of real estate investments; bankruptcy or defaults of

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tenants; the impact of restrictions imposed by our credit facility; the level and volatility of interest rates; environmental liabilities; inflation risks; cybersecurity risks; as well as other risks listed from time to time in our SEC filings; including but not limited to; our annual and quarterly reports. We have no obligation to revise or update any forward-looking statements, other than as imposed by law, as a result of future events or new information. Readers are cautioned not to place undue reliance on such forward-looking statements.

FRP Holdings, Inc. is a holding company engaged in the real estate business, namely (i) leasing and management of commercial properties owned by the Company, (ii) leasing and management of mining royalty land owned by the Company, (iii) real property acquisition, entitlement, development and construction primarily for apartment, retail, warehouse, and office, (iv) leasing and management of a residential apartment building.

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FRP HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share amounts)

(Unaudited)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30,		JUNE 30,
	2022	2021	2022	2021
Revenues:
Lease revenue	$6,745	5,861	13,027	9,399
Mining lands lease revenue	2,883	2,634	5,308	4,949
Total Revenues	9,628	8,495	18,335	14,348

Cost of operations:
Depreciation, depletion and amortization	2,868	4,388	5,766	5,831
Operating expenses	1,541	1,394	3,349	2,235
Property taxes	1,041	1,000	2,069	1,778
Management company indirect	805	822	1,579	1,392
Corporate expenses	1,307	1,050	2,142	1,829
Total cost of operations	7,562	8,654	14,905	13,065

Total operating profit (loss)	2,066	(159)	3,430	1,283

Net investment income, including realized gains of $0, $0, $0 and $0, respectively	1,120	1,048	2,018	2,423
Interest expense	(739)	(446)	(1,477)	(1,371)
Equity in loss of joint ventures	(1,766)	(1,118)	(3,370)	(2,753)
Gain on remeasurement of investment in real estate partnership	—	—	—	51,139
Gain on sale of real estate	—	805	733	805

Income before income taxes	681	130	1,334	51,526
Provision for (benefit from) income taxes	99	(151)	348	10,370

Net income	582	281	986	41,156
Gain (loss) attributable to noncontrolling interest	(75)	199	(343)	12,701
Net income attributable to the Company	$657	82	1,329	28,455

Earnings per common share:
Net income attributable to the Company-
Basic	$0.07	0.01	0.14	3.04
Diluted	$0.07	0.01	0.14	3.03

Number of shares (in thousands) used in computing:
-basic earnings per common share	9,384	9,353	9,375	9,347
-diluted earnings per common share	9,424	9,390	9,416	9,385

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FRP HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited) (In thousands, except share data)

	June 30, 2022	December 31, 2021
Assets:
Real estate investments at cost:
Land	$135,139	123,397
Buildings and improvements	268,156	265,278
Projects under construction	11,149	8,668
Total investments in properties	414,444	397,343
Less accumulated depreciation and depletion	51,889	46,678
Net investments in properties	362,555	350,665

Real estate held for investment, at cost	9,969	9,722
Investments in joint ventures	139,655	145,443
Net real estate investments	512,179	505,830

Cash and cash equivalents	159,262	161,521
Cash held in escrow	765	752
Accounts receivable, net	1,423	793
Investments available for sale at fair value	—	4,317
Federal and state income taxes receivable	—	1,103
Unrealized rents	806	620
Deferred costs	2,065	2,726
Other assets	540	528
Total assets	$677,040	678,190

Liabilities:
Secured notes payable	$178,483	178,409
Accounts payable and accrued liabilities	4,815	6,137
Other liabilities	1,886	1,886
Federal and state income taxes payable	398	—
Deferred revenue	223	369
Deferred income taxes	64,180	64,047
Deferred compensation	1,307	1,302
Tenant security deposits	811	790
Total liabilities	252,103	252,940

Commitments and contingencies

Equity:
Common stock, $.10 par value 25,000,000 shares authorized, 9,455,096 and 9,411,028 shares issued and outstanding, respectively	945	941
Capital in excess of par value	58,872	57,617
Retained earnings	339,081	337,752
Accumulated other comprehensive income (loss), net	(1,096)	113
Total shareholders’ equity	397,802	396,423
Noncontrolling interest MRP	27,135	28,827
Total equity	424,937	425,250
Total liabilities and equity	$677,040	678,190

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Asset Management Segment:

	Three months ended June 30
(dollars in thousands)	2022	%	2021	%	Change	%

Lease revenue	$912	100.0%	588	100.0%	324	55.1%

Depreciation, depletion and amortization	230	25.2%	134	22.8%	96	71.6%
Operating expenses	111	12.2%	74	12.6%	37	50.0%
Property taxes	52	5.7%	42	7.1%	10	23.8%
Management company indirect	100	10.9%	210	35.7%	(110)	-52.4%
Corporate expense	225	24.7%	288	49.0%	(63)	-21.9%

Cost of operations	718	78.7%	748	127.2%	(30)	-4.0%

Operating profit (loss)	$194	21.3%	(160)	-27.2%	354	-221.3%

Mining Royalty Lands Segment:

	Three months ended June 30
(dollars in thousands)	2022	%	2021	%	Change	%

Mining lands lease revenue	$2,883	100.0%	2,634	100.0%	249	9.5%

Depreciation, depletion and amortization	189	6.6%	58	2.2%	131	225.9%
Operating expenses	17	0.6%	12	0.5%	5	41.7%
Property taxes	69	2.4%	68	2.6%	1	1.5%
Management company indirect	110	3.8%	96	3.6%	14	14.6%
Corporate expense	148	5.1%	108	4.1%	40	37.0%

Cost of operations	533	18.5%	342	13.0%	191	55.8%

Operating profit	$2,350	81.5%	2,292	87.0%	58	2.5%

Development Segment:

	Three months ended June 30
(dollars in thousands)	2022	2021	Change

Lease revenue	$408	451	(43)

Depreciation, depletion and amortization	47	53	(6)
Operating expenses	80	45	35
Property taxes	356	364	(8)
Management company indirect	506	400	106
Corporate expense	816	522	294

Cost of operations	1,805	1,384	421

Operating loss	$(1,397)	(933)	(464)

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Stabilized Joint Venture Segment:

	Three months ended June 30
(dollars in thousands)	2022	%	2021	%	Change	%

Lease revenue	$5,425	100.0%	4,822	100.0%	603	12.5%

Depreciation, depletion and amortization	2,402	44.3%	4,143	85.9%	(1,741)	-42.0%
Operating expenses	1,333	24.6%	1,263	26.2%	70	5.5%
Property taxes	564	10.4%	526	10.9%	38	7.2%
Management company indirect	89	1.6%	116	2.4%	(27)	-23.3%
Corporate expense	118	2.2%	132	2.8%	(14)	-10.6%

Cost of operations	4,506	83.1%	6,180	128.2%	(1,674)	-27.1%

Operating profit (loss)	$919	16.9%	(1,358)	-28.2%	2,277	-167.7%

Asset Management Segment:

	Six months ended June 30
(dollars in thousands)	2022	%	2021	%	Change	%

Lease revenue	$1,751	100.0%	1,300	100.0%	451	34.7%

Depreciation, depletion and amortization	464	26.5%	271	20.8%	193	71.2%
Operating expenses	279	15.9%	213	16.4%	66	31.0%
Property taxes	105	6.0%	80	6.2%	25	31.3%
Management company indirect	192	11.0%	377	29.0%	(185)	-49.1%
Corporate expense	369	21.1%	502	38.6%	(133)	-26.5%

Cost of operations	1,409	80.5%	1,443	111.0%	(34)	-2.4%

Operating profit (loss)	$342	19.5%	(143)	-11.0%	485	-339.2%

Mining Royalty Lands Segment:

	Six months ended June 30
(dollars in thousands)	2022	%	2021	%	Change	%

Mining lands lease revenue	$5,308	100.0%	4,949	100.0%	359	7.3%

Depreciation, depletion and amortization	244	4.6%	123	2.5%	121	98.4%
Operating expenses	32	0.6%	23	0.5%	9	39.1%
Property taxes	134	2.5%	131	2.6%	3	2.3%
Management company indirect	217	4.1%	178	3.6%	39	21.9%
Corporate expense	242	4.6%	189	3.8%	53	28.0%

Cost of operations	869	16.4%	644	13.0%	225	34.9%

Operating profit	$4,439	83.6%	4,305	87.0%	134	3.1%

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Development Segment:

	Six months ended June 30
(dollars in thousands)	2022	2021	Change

Lease revenue	$791	768	23

Depreciation, depletion and amortization	92	106	(14)
Operating expenses	291	71	220
Property taxes	711	727	(16)
Management company indirect	996	661	335
Corporate expense	1,337	941	396

Cost of operations	3,427	2,506	921

Operating loss	$(2,636)	(1,738)	(898)

Stabilized Joint Venture Segment:

	Six months ended June 30
(dollars in thousands)	2022	%	2021	%	Change	%

Lease revenue	$10,485	100.0%	7,331	100.0%	3,154	43.0%

Depreciation, depletion and amortization	4,966	47.4%	5,331	72.7%	(365)	-6.8%
Operating expenses	2,747	26.2%	1,928	26.3%	819	42.5%
Property taxes	1,119	10.7%	840	11.5%	279	33.2%
Management company indirect	174	1.6%	176	2.4%	(2)	-1.1%
Corporate expense	194	1.8%	197	2.7%	(3)	-1.5%

Cost of operations	9,200	87.7%	8,472	115.6%	728	8.6%

Operating profit (loss)	$1,285	12.3%	(1,141)	-15.6%	2,426	-212.6%

Non-GAAP Financial Measures.

To supplement the financial results presented in accordance with GAAP, FRP presents certain non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. The non-GAAP financial measure included in this quarterly report is net operating income (NOI). FRP uses this non-GAAP financial measure to analyze its operations and to monitor, assess, and identify meaningful trends in its operating and financial performance. This measure is not, and should not be viewed as, a substitute for GAAP financial measures.

Net Operating Income Reconciliation
Six months ended 06/30/22 (in thousands)
			Stabilized
	Asset		Joint	Mining	Unallocated	FRP
	Management	Development	Venture	Royalties	Corporate	Holdings
	Segment	Segment	Segment	Segment	Expenses	Totals
Net Income (loss)	$249	(3,351)	(92)	3,758	422	986
Income Tax Allocation	93	(1,242)	92	1,393	12	348
Income (loss) before income taxes	342	(4,593)	—	5,151	434	1,334

Less:
Unrealized rents	196	—	—	105	—	301
Gain on sale of real estate	—	—	—	733	—	733
Equity in gain of Joint Ventures	—	—	171	—	—	171
Interest income	—	1,563	—	—	455	2,018
Plus:
Unrealized rents	—	—	51	—	—	51
Equity in loss of Joint Ventures	—	3,520	—	21	—	3,541
Interest Expense	—	—	1,456	—	21	1,477
Depreciation/Amortization	464	92	4,966	244	—	5,766
Management Co. Indirect	192	996	174	217	—	1,579
Allocated Corporate Expenses	369	1,337	194	242	—	2,142

Net Operating Income (loss)	$1,171	(211)	6,670	5,037	—	12,667

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Net Operating Income Reconciliation
Six months ended 06/30/21 (in thousands)
			Stabilized
	Asset		Joint	Mining	Unallocated	FRP
	Management	Development	Venture	Royalties	Corporate	Holdings
	Segment	Segment	Segment	Segment	Expenses	Totals
Net Income (loss)	$(123)	(1,629)	38,591	3,731	586	41,156
Income Tax Allocation	(46)	(604)	9,601	1,383	36	10,370
Income (loss) before income taxes	(169)	(2,233)	48,192	5,114	622	51,526

Less:
Gain on remeasurement of real estate investment	—	—	51,139	—	—	51,139
Gain on investment land sold	—	—	—	831	—	831
Unrealized rents	11	—	—	113	—	124
Interest income	—	1,779	—	—	644	2,423
Plus:
Unrealized rents	—	—	8	—	—	8
Loss on sale of land	26	—	—	—	—	26
Equity in loss of Joint Venture	—	2,274	457	22	—	2,753
Interest Expense	—	—	1,349	—	22	1,371
Depreciation/Amortization	271	106	5,331	123	—	5,831
Management Co. Indirect	377	661	176	178	—	1,392
Allocated Corporate Expenses	502	941	197	189	—	1,829

Net Operating Income (loss)	$996	(30)	4,571	4,682	—	10,219